SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING



Date of report (Date of earliest event reported)               December 30, 2002
                                                               _________________




                            ADVANCE TECHNOLOGIES INC.
________________________________________________________________________________
             (Exact Name of Registrant as Specified in Its Charter)



          Nevada                        0-27175                  95-4755369
________________________________________________________________________________
(State or Other Jurisdiction     (Commission File Number)     (I.R.S. Employer
       of Incorporation)                                     Identification No.)



716 Yarmouth Road, Suite 215, Palos Verdes Estates, CA               90174
________________________________________________________________________________
      (Address of Principal Executive Offices)                     (Zip Code)



                                 (310) 265-7776
________________________________________________________________________________
              (Registrant's Telephone Number, Including Area Code)



                                       N/A
________________________________________________________________________________
          (Former Name or Former Address, if Changed Since Last Report)

(Check One):   |X| Form 10-KSB   |_| Form 20-F   |_| Form 11-K   |_| Form 10-QSB
               |_| Form N-SAR

For Period Ended:  9/30/2002
                  ________________
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________
PART I -- REGISTRANT INFORMATION


Advance Technologies Inc.
________________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
Former Name if Applicable


716 Yarmouth Road, Suite 215
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Palos Verdes Estates, CA 90174
________________________________________________________________________________
City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
|_|      (c) The accountant's statement or other exhibit required by Rule 12b-25
         (c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

         The accountant did not receive the information on outstanding shares until the last week. In his audit he found a small discrepancy in the number of authorized shares (50,000 shares), and he has been working with the transfer agent to resolve the issue. The issue (error) has been founded and resolved, but due to the lateness of the correction an extension is required.

         The Annual Report on Form 10-KSB will be filed on or before the 14th calendar day following the prescribed due date.


PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

GARY E. BALL                     (310)                         265-7776
______________                ___________                 __________________
   (Name)                     (Area Code)                 (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X|Yes |_|No
________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                            Advance Technologies Inc.
________________________________________________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 30, 2002



By: /s/ GARY E. BALL
   ___________________
   Gary E. Ball
   President and Director


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.





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ATTENTION International misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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